Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
December 31, 2009		(973) 802-4149
bob.defillippo@prudential.com

Prudential Financial completes sale of minority interest in joint venture

Newark, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced that it has completed the sale of its minority joint venture interest in Wachovia Securities Financial Holdings, LLC, which includes Wells Fargo Advisors (formerly Wachovia Securities) to Wells Fargo & Company. At the closing, Prudential received $4.5 billion in cash.

In addition, Prudential received $418.4 million in payment of the principal and accrued interest on a subordinated promissory note that Wachovia Securities had issued in connection with the establishment of the joint venture.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $641 billion of assets under management as of September 30, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. In the U.S., the company’s Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit http://www.news.prudential.com/